Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement of Ocean Power Technologies, Inc. (the “Company”) on Form S-3 Amendment No. 1 to be filed on or about July 24, 2023 of our report dated July 13, 2022, on our audits of the consolidated financial statements as of April 30, 2022 and 2021 and for each of the years then ended, which report was included in the Annual Report on Form 10-K filed July 13, 2022. We also consent to the reference to our firm under the caption “Experts” in this Registration Statement.

/s/ EisnerAmper LLP

EISNERAMPER LLP

Iselin, NJ

July 24, 2023